Exhibit 23.5

                          REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Speech Design GmbH


We have audited the consolidated balance sheets of Speech Design Gmbh and Subsidiaries as of December 31, 1997 and 1996, adn the related statements of income and cash flows for the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above fairly, in all material respects, the consolidated financial position of Speech Design GmbH and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with accounting principles generally accepted in the United States of America.



                                                     Coopers & Lybrand

Munich, Germany
March 17, 1998